EXHIBIT 5.1

Robert S. Kant
Tel. 602.445.8302
Fax. 602.445.8100
KantR@gtlaw.com
April 6, 2007
Syntax-Brillian Corporation
1600 N. Desert Drive
Tempe, Arizona 85281

Re:	Registration of 33,000,000 shares of common stock, par value $0.001 per share, of Syntax-Brillian Corporation, pursuant to a Registration Statement on Form S-3
Ladies and Gentlemen:
     As legal counsel to Syntax-Brillian Corporation, a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission in connection with the registration for sale by the Company under the Securities Act of 1933, as amended (the “Act”), of up to 33,000,000 shares of common stock of the Company covered by the Registration Statement (the “Shares”). The facts, as we understand them, are set forth in the Registration Statement.
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
A.	Certificate of Incorporation of the Company, as amended to date;

B.	The Bylaws of the Company, as amended to date;

C.	The Registration Statement; and

D.	The resolutions of the Board of Directors of the Company relating to the approval of the filing of the Registration Statement and transactions in connection therewith.
     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that as of the date hereof that the Shares to be sold by the Company have been duly authorized by all necessary corporate action of the Company and, once sold as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.
     Our opinion is limited to the legality of matters under federal securities laws and the General Corporation Laws of the state of Delaware, including judicial interpretation of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
Greenberg Traurig, LLP | Attorneys at Law | 2375 East Camelback Road, Suite 700 | Phoenix, Arizona 85016 | Tel. 602.445.8000 | Fax 602.445.8100

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www.gtlaw.com

Syntax-Brillian Corporation
April 6, 2007

     This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm, or corporation for any purpose, without our prior written consent.
     We hereby expressly consent to (1) any reference to our firm in the Registration Statement, in any registration statement filed pursuant to Rule 462(b) under the Act for this same offering, and in any prospectus supplement filed pursuant to Rule 424 under the Act for this same offering, (2) the inclusion of this opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and (3) the filing of this opinion with any other appropriate governmental agency.
Very truly yours,

/s/ Greenberg Traurig, LLP